Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES DOCUMENT SUBPOENA FROM U.S. DEPARTMENT OF JUSTICE

LAFAYETTE, LOUISIANA (June 15, 2005) – Offshore Logistics, Inc., (NYSE: OLG) stated today that one of its subsidiaries has received a document subpoena from the Antitrust Division of the U.S. Department of Justice. This subpoena relates to a grand jury investigation of potential antitrust violations among providers of helicopter transportation services in the Gulf of Mexico. The Company believes that this subpoena is part of a broader industry inquiry and that other providers also have received such a subpoena. The Company intends to provide all information required in response to this investigation.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, estimated or implied in such forward-looking statements. Factors that could cause actual results to differ materially from those contained in this press release include, without limitation, that the subpoena is not part of a broader industry inquiry and that no other helicopter providers received a similar subpoena. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2004. Copies of these may be obtained by contacting the Company or the SEC. The Company does not intend to update any of its forward-looking statements.

Investor Relations Contact:
William E. Chiles
Phone: (337) 233-1221
Fax (337) 235-6678
bchiles@olog.com